EXHIBIT 5

[OMM Letterhead]

July 10, 2025

CapsoVision, Inc.

18805 Cox Avenue, Suite 250

Saratoga, CA 95070

Re:	Registration of Securities of CapsoVision, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 6,248,074 shares of Common Stock of CapsoVision, Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, 4,204,204 of such Shares to be issued or delivered pursuant to the CapsoVision, Inc. 2025 Equity Incentive Plan and 2,043,870 of such Shares to be issued or delivered pursuant to the CapsoVision, Inc. Amended and Restated 2005 Stock Plan (the “Plans”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the applicable Plan and relevant agreements duly authorized by and in accordance with the terms of that Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the applicable Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/O’Melveny & Myers LLP